Exhibit 5.2

June 18, 2026

Sony Group Corporation

7-1, Konan 1-chome,

Minato-ku,

Tokyo 108-0075, Japan

Ladies and Gentlemen:

We have acted as special United States counsel to Sony Group Corporation, a joint stock company (Kabushiki Kaisha) incorporated under the laws of Japan (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of senior debt securities (the “Senior Debt Securities”) of the Company. The Senior Debt Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture (the “Indenture”) to be entered into between the Company and The Bank of New York Mellon, as trustee, as supplemented from time to time, or one or more other indentures that may be entered into between the Company and a trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein; and

(b)	a form of the Indenture (including a form of Senior Debt Security included therein), filed as an exhibit to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed and that the Senior Debt Securities will conform to the forms thereof that we have reviewed.

Sony Group Corporation, p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Senior Debt Securities to be issued under the Indenture, when issued and sold by the Company in the manner contemplated in the Registration Statement and upon due execution and delivery of the Senior Debt Securities in accordance with the terms of the Indenture, will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Senior Debt Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indenture and the Senior Debt Securities) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinion expressed above, we have further assumed that (i) a prospectus supplement and any term sheet will have been prepared and filed with the Commission describing the Senior Debt Securities offered thereby and will comply with all applicable laws, (ii) all Senior Debt Securities will be offered, issued, granted, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Senior Debt Securities and in the manner contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iii) the Registration Statement will be effective and will comply with all applicable laws at the time any Senior Debt Securities are offered, issued, granted, sold or delivered as contemplated by the Registration Statement, the prospectus, the applicable prospectus supplement and any term sheet, (iv) the terms of all Senior Debt Securities will conform to the forms thereof contained in the Indenture, and the terms of all Senior Debt Securities will not violate any applicable law or conflict with any matter of public policy in New York, result in a default under or breach of any agreement or instrument binding upon the Company, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) the Senior Debt Securities will be offered, issued, granted, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will duly authorize the offering and issuance of the Senior Debt Securities and will duly authorize, approve and establish the final terms and conditions of the offering and issuance of the Senior Debt Securities, (vii) the Company has duly authorized, executed and delivered, or will duly authorize, execute and deliver, as applicable, the Indenture, the supplemental indenture and any other agreement necessary with respect to the Senior Debt Securities or contemplated by such Senior Debt Securities and will take any other appropriate additional corporate action, and (viii) if issued in certificated form, the certificates representing the Senior Debt Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and if issued in book entry form, the Senior Debt Securities will be duly registered to the extent required by any applicable agreement.

Sony Group Corporation, p. 3

In rendering the opinion expressed above, we have assumed that each series of Senior Debt Securities will be issued with an original aggregate principal amount (or in the case of Senior Debt Securities issued at original issue discount, an aggregate issue price) of U.S. $2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture or the Senior Debt Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist. We note that any designations in the Senior Debt Securities or any applicable agreement governing those Senior Debt Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Senior Debt Securities or the agreement is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

With respect to any Senior Debt Securities that may be issued in a currency other than U.S. dollars, we note that by statute the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars.  In addition, to the extent that any Senior Debt Securities or applicable agreement governing those Senior Debt Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

Sony Group Corporation, p. 4

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company who have passed on the validity of the Senior Debt Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Adam Fleisher
Adam Fleisher, a Partner